Contact:  Richard F. Westenberger
Executive Vice President &
Chief Financial Officer
(404) 745-2889

CARTER’S APPOINTS AMY WOODS BRINKLEY
TO ITS BOARD OF DIRECTORS

ATLANTA, February 24 /Business Wire/ -- Carter’s, Inc. (NYSE: CRI) today announced the appointment of Amy Woods Brinkley to its Board of Directors.

“We welcome Amy Brinkley to our Board of Directors,” noted Michael D. Casey, Chairman and Chief Executive Officer.  “Amy brings with her a wealth of experience and has a particular expertise in risk management, an area of increasing importance in today’s business environment.”

Ms. Brinkley recently retired from Bank of America after a career of more than 30 years.  Among her many leadership roles with Bank of America, Ms. Brinkley served as its Chief Risk Officer from 2002 through mid-2009.  In 1990, Ms. Brinkley was promoted to Executive Vice President, and later served as the company’s marketing executive.  In 1999, Ms. Brinkley was named President of the company’s Consumer Products division, responsible for the credit card, mortgage, consumer finance, telephone, and e-commerce businesses.

In addition to joining the Carter’s Board of Directors, Ms. Brinkley currently serves on the Bank of America Charitable Foundation Board of Directors, as a trustee for the Princeton Theological Seminary, and as a commissioner for the Carolinas HealthCare System.

Ms. Brinkley is a graduate of the University of North Carolina at Chapel Hill, and she was named to Fortune magazine’s 50 Most Powerful Women in Business list nine consecutive years (2000-2008) and as US Banker’s most powerful woman in banking in 2005.  In addition, Ms. Brinkley was cited by The Wall Street Journal and Forbes magazine as one of the leading women in business and has participated at the annual World Economic Forum in Davos, Switzerland.

About Carter’s, Inc.

Carter’s, Inc. is a leading provider of apparel and related products exclusively for babies and young children.  The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace.  These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally and through more than 400 Company-operated stores.  The Company’s Child of Mine and Just One Year brands are available at Walmart and Target, respectively, and its Genuine Kids brand is sold at Target. Carter’s is headquartered in Atlanta, Georgia.  Additional information may be found at www.carters.com.